EXHIBIT 10.15

STRATEGIC ALLIANCE AGREEMENT

THIS STRATEGIC ALLIANCE AGREEMENT is made as of March 13, 2000 (the “Effective Date”) by and between Solectron Corporation, a corporation incorporated under the laws of the State of Delaware (“Solectron”), and Zhone Technologies, Inc., a corporation incorporated under the laws of the State of Delaware (“Zhone”).

RECITALS

A. Zhone and Solectron (each a “Party”) desire to provide design, new product introduction, assembly, order fulfillment, logistics, delivery, repair and end-of-life support services for Products (as defined below) through the Alliance (as defined below).

B. From time to time and on a case by case basis, the Parties desire to provide Products and Services (as defined below) to Zhone customers on a cost- effective basis by agreeing that Solectron will supply, and that Zhone or one of its affiliates will purchase from Solectron, Products and Services ordered by those Zhone customers.

C. To provide for the purchase by Zhone and its Affiliates (as defined below) and the supply by Solectron of Products and Services under the arrangement described in Recital B, the Parties (or their Affiliates) shall, from time to time and on a case by case basis, enter into (i) one or more asset purchase agreements (each, an “Asset Purchase Agreement”), a form of which is attached hereto as Exhibit A (which shall be modified as necessary to reflect the assets covered by such Asset Purchase Agreement, local Affiliate and legal requirements in the applicable country and other agreed terms); (ii) one or more supply agreements (each, a “Supply Agreement”), a form of which is attached hereto as Exhibit C (which shall be modified as necessary to reflect the Products or Services covered by such Supply Agreement, local Affiliate and legal requirements in the applicable country and other agreed terms); and/or (iii) such other additional agreements that may be required to effect the purpose and intent of an Acquisition (as defined below) or the Alliance.

NOW, THEREFORE, the Parties agree as follows:

SECTION 1

DEFINITIONS

1.1 Definitions. (a) For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings.

“Acquisition” has the meaning specified in Section 2.2 hereof.

“Additional Agreement” means any Asset Purchase Agreement, Supply Agreement, Transition Services Agreement or Facility Agreement or other agreement entered into between the

Parties in connection with the Alliance, including all exhibits, schedules and appendices thereto, each as amended from time to time.

“Affiliate” means, with respect to any “person” (as such term is used in Section 3(a)(9) and 13(d)(3) of the Securities and Exchange Act of 1934, as amended), any other person directly or indirectly controlling, controlled by, or under common control with such person. For the purpose of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), when used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Strategic Alliance Agreement and all Exhibits, as amended from time to time.

“Alliance” means the strategic alliance of the Parties created by this Agreement.

“Arbitration Commencement Date” has the meaning specified in Section 7.2 hereof.

“Asset Purchase Agreement” has the meaning specified in the Recitals.

“Change of Control” means, with respect to a Party:

(a) any person, entity or group acting in concert with one another acquires, directly or indirectly, by virtue of the consummation of any purchase, merger or other combination, securities of such Party representing more than 50% of the combined voting power of such Party’s then outstanding voting securities with respect to matters submitted to a vote of the stockholders generally; or

(b) a sale or transfer by such Party or any of its subsidiaries of substantially all of the consolidated assets of such Party and its subsidiaries to an entity which is not a subsidiary of such Party prior to such sale or transfer.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement entered into by the Parties effective as of March     , 2000.

“Days” means consecutive calendar days.

“Exhibit” means an attachment to this Agreement, as such attachment may be amended from time to time. Exhibits are incorporated herein by reference thereto.

“Facility Agreement” means the Facility Agreement, if any, to be entered into between the Parties or their Affiliates on terms and conditions reasonably determined by the parties in good faith.

“Fair Market Value” means the fair market value of Zhone’s Common Stock equal to the price per share at which Zhone most recently issued Common Stock (including securities exercisable for Common Stock); provided, that at such time as Zhone’s securities are trading on a national market exchange and Zhone is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, “Fair Market Value” shall be equal to the ten day average closing price of Zhone’s securities for the period ending two days prior to the date the Initial Warrant or Subsequent Warrant, as the case may be, is issued.

“Final Premium Amount” means the actual Premium Amount, as determined by Solectron and its Affiliates, or, in the event Zhone and its Affiliates dispute the actual Premium Amount specified by Solectron and its Affiliates, the amount determined to be the actual Premium Amount in accordance with the arbitration provisions in the Asset Purchase Agreement (or, in the absence of such arbitration provisions in the Asset Purchase Agreement, Section 7 hereof).

“Initial Term” has the meaning specified in Section 4.1 hereof.

“Warrant” means a five (5)-year warrant issued by Zhone to Solectron at the closing of each Acquisition to purchase, at a price per share equal to the then per share Fair Market Value of Zhone’s Common Stock, a number of shares of Zhone’s Common Stock equal to the quotient obtained by dividing (x) one-tenth percent (.1%) of the Premium Amount estimated by Zhone and its Affiliates by (y) the price per share at which Zhone most recently issued Common Stock (including securities exercisable for Common Stock) prior to the closing of each such Acquisition.

“Investment” the amount equal to the sum of the Final Premium Amount, Solectron’s transition costs in connection with an Acquisition and Solectron’s cost of capital in connection with an Acquisition.

“Oversight Committee” has the meaning specified in Section 3.1 hereof.

“Party” has the meaning specified in the Recitals.

“Products” means products manufactured from component level to the specifications of an individual order, and such other products as the Parties may reasonably agree.

“Renewal Term” has the meaning specified in Section 4.1 hereof.

“Respondent” has the meaning specified in Section 7.2 hereof.

“Section” means a numbered section of this Agreement unless otherwise specified.

“Services” means services, including without limitation, new product introduction, repair and end-of-life support services, related to the manufacture and support of Products pursuant to this Agreement and which are expressly set forth in an applicable Supply Agreement.

“Supply Agreement” has the meaning specified in the Recitals.

“Transaction Documents” means this Agreement and all of the Additional Agreements.

“Transition Services Agreement” means the Transition Services Agreement or similar agreement providing for the temporary provision of information services and other general services to Solectron during a period of time after the closing of an Acquisition sufficient to ensure a continuity of supply of Product and Services to Zhone under the Supply Agreement, if any, to be entered into between the Parties or their Affiliates on terms and conditions reasonably determined by the parties in good faith.

SECTION 2

ALLIANCE

2.1 Purpose of the Alliance. The Parties desire to create a manufacturing outsourcing relationship which allows Zhone to minimize the need for cash investments in its own operations and allows Solectron to establish an ongoing outsourcing model for Zhone’s worldwide supply chain needs, including but not limited to new product introductions, printed circuit board assembly, systems assembly, order fulfillment, logistics and distribution.

2.2 Acquisition of Assets.

(a) During the term of this Agreement and subject to the limitations set forth herein, Solectron will, on a case by case basis and as mutually agreed by the Parties, acquire those manufacturing assets that Zhone previously acquires in third-party acquisitions, those manufacturing assets that Solectron acquires directly from a third party in connection with an Acquisition to which Zhone is a party, or those assets that the Parties otherwise mutually agree Solectron will acquire from Zhone (each, an “Acquisition”). In connection with each Acquisition, the Parties will execute and deliver an Asset Purchase Agreement in substantially the form attached hereto as Exhibit A, which shall be modified as necessary to reflect the assets covered by such Asset Purchase Agreement, local Affiliate and legal requirements in the applicable country and other terms mutually agreed to by the Parties. The Parties shall have no obligation with respect to the sale and purchase of any assets or the transfer and assumption of any liabilities pursuant to the Alliance prior to entering into an Asset Purchase Agreement.

(b) In connection with each Acquisition, and subject to the terms of each Asset Purchase Agreement, the Parties hereby agree as follows:

(i) Solectron will acquire the usable manufacturing and supply chain assets (i.e., equipment and inventory) as mutually agreed by the Parties in exchange for cash. Solectron will pay net book value as mutually agreed by the Parties for the useable assets. The Parties shall mutually agree on whether Solectron will purchase excess or obsolete inventory or other non-useable assets, which would be valued according to mutually acceptable metrics. Pursuant to the terms of the Asset Purchase Agreement, Solectron will pay Zhone a cash premium to the value of the assets acquired by Solectron, which premium shall be equal to fifteen percent (15%) of the revenue that Solectron generates from Zhone pursuant to the Acquisition during the period of time beginning upon the closing of the Acquisition and ending on the first anniversary of the Acquisition.

(ii) Zhone shall issue to Solectron a Warrant in accordance with the terms of the Asset Purchase Agreement. The Warrant shall be in substantially the form attached hereto as Exhibit B.

(iii) Solectron shall consider offering employment on an arms length, at-will basis to those Zhone employees that may be reasonably required to carry out the objectives of the Acquisition, including without limitation, those employees that are necessary to ensure the continuity of supply of Products that Solectron shall supply to Zhone pursuant to the Supply Agreement entered into concurrently with the Asset Purchase Agreement relating to such Acquisition. Except as otherwise mutually agreed by the Parties, the terms of any such employment arrangement shall be set forth in the Asset Purchase Agreement.

(iv) Beginning prior to the execution of the Asset Purchase Agreement, Solectron shall be entitled to perform a thorough due diligence review of the manufacturing operations and associated assets to be purchased by Solectron in the Acquisition. Without limiting the foregoing, Solectron’s representatives (including accountants and legal counsel) shall be granted reasonable access to the properties, books, records and personnel of Zhone requested by Solectron to undertake its due diligence review. Solectron’s reasonable acceptance of the findings of such due diligence review shall be a condition precedent to Solectron’s obligation to enter into the Asset Purchase Agreement.

(v) Prior to the execution of the Asset Purchase Agreement, the Parties shall agree on a process whereby the manufacturing operations, associated assets and the applicable employees shall be transferred smoothly to Solectron.

(vi) Each Party shall pay its own fees and expenses (including, without limitation, attorney, accountant, investment banker and other advisor fees and expenses) regardless of whether the Acquisition is completed.

(vii) The Parties shall take such further actions that are necessary to effect the transactions contemplated by the Acquisition, including without limitation, timely filing such documents and furnishing such information required by applicable antitrust laws.

2.3 Manufacture and Supply of Products.

(a) Pursuant to each Acquisition, Solectron agrees to supply Zhone, on a case by case basis and as mutually agreed by the Parties: (i) the Products and Services capable of being manufactured by Solectron as a result of the assets acquired by Solectron pursuant to such Acquisition; and (ii) the Products and Services that the Parties otherwise mutually agree Solectron will supply to Zhone. Each agreement by Solectron and Zhone regarding Solectron’s supply of Products pursuant to this Section shall be made pursuant to the Party’s execution and delivery of a Supply Agreement in substantially the form attached hereto as Exhibit C, which shall be modified as necessary to reflect the Products or Services covered by such Supply Agreement, local Affiliate and legal requirements in the applicable country and other terms mutually agreed to by the Parties. The Parties shall have no obligation with respect to the purchase and supply of Products pursuant to the Alliance prior to entering into a Supply Agreement.

(b) In connection with each Supply Agreement that the Parties enter into in connection with an Acquisition, and subject to the terms of each Supply Agreement, the Parties hereby agree as follows:

(i) The initial term of each such Supply Agreement shall be four (4) years.

(ii) The pricing model used for Solectron’s supply of Products and Services to Zhone shall be consistent among all Supply Agreements entered into by the Parties in connection with Acquisitions under the Alliance. The pricing model will in each case be implemented to enable Solectron to recover its Investment within the initial term of each such Supply Agreement. Moreover, Zhone shall guarantee that Solectron shall recover its Investment within the initial term of each such Supply Agreement.

(iii) The Supply Agreement will provide for early termination by the non-breaching Party in the event of a material breach by the other Party. In the event of the early termination of the Supply Agreement by Zhone as a result of Solectron’s material breach, Solectron will not have any right to recover any remaining amount of return not yet recovered by Solectron as of the date of such material breach.

2.4 Additional Agreements. In connection with each Acquisition, the Parties shall consider whether they need to enter into any Additional Agreement (in addition to the Asset Purchase Agreement and Supply Agreement), the terms of which shall be negotiated in good faith by the Parties. Notwithstanding the foregoing, in the event the Parties determine it is necessary to enter into a Transition Services Agreement, such services will be provided to Solectron at a rate equal to Zhone’s or its Affiliates’ (as the case may be) actual cost to provide such services immediately prior to the closing of the Acquisition.

SECTION 3

MANAGEMENT

3.1 Oversight Committee; Executive Meetings.

(a) The Parties shall jointly establish a committee (the “Oversight Committee”) composed of equal numbers of senior executives of each Party to review all matters relating to the Alliance. The Oversight Committee shall have full authority to make any and all decisions relating to the Alliance, subject to the provisions of this Agreement and any Additional Agreement. The Oversight Committee shall meet at least semi-annually, or as otherwise agreed by the Parties, to review the status of the Alliance, resolve any disputes, address any issues and to assess additional opportunities.

(b) Disputes between the Parties as to matters that require action by the Oversight Committee or mutual agreement by the Parties that cannot be resolved by the Oversight Committee shall be resolved by negotiation between the Parties’ respective chief executive officers. If a dispute cannot be resolved by the Parties’ respective chief executive officers, the dispute will be resolved by arbitration pursuant to Section 7 below.

3.2 Management Expenses. Except as otherwise provided in this Agreement or in any applicable Additional Agreement, each Party will bear its own expenses regarding the management of the Alliance.

SECTION 4

TERM AND TERMINATION

4.1 Term. The Agreement shall have an initial term (“Initial Term”) of five (5) years from the Effective Date. The Parties shall meet once every twelve (12) months and no later than six (6) months prior to the expiration of the Initial Term to assess whether to extend the Initial Term of the Alliance, with any such extension period hereinafter referred to as a “Renewal Term”. If the Parties are unable to agree upon a mutually acceptable Renewal Term, the Alliance will automatically terminate at the end of the Initial Term. The Initial Term along with any Renewal Term is referred to herein as the “term” of this Agreement. Notwithstanding the foregoing, this Agreement may be terminated:

(a) by either Party at the end of the Initial Term or any Renewal Term if either Party has given written notice of termination to the other Party no less than ninety (90) days prior to the beginning of the next Renewal Term;

(b) by the non-defaulting Party with thirty (30) Days prior written notice to the defaulting Party in the event of a material breach or default by the defaulting Party of any obligation of such Party under any Transaction Document which is not remedied within thirty (30) Days after such breach or default;

(c) by either Party upon thirty (30) Days prior written notice delivered to the other Party within six months after the date upon which the terminating Party learns that there has been a Change of Control of the other Party; or

(d) by either Party upon (i) the commencement by the other Party of a voluntary or involuntary proceeding under any federal, state, provincial or foreign bankruptcy law or similar law; (ii) the appointment for the other Party of a receiver, trustee or similar official or a general assignment for the benefit of such Party’s creditors; (iii) the winding up or liquidation of the other Party; or (iv) the other Party becoming unable to pay its debts either because it is subject to a suspension of payments order, bankruptcy, or other insolvency proceeding. In the case of clauses (i) to (iv) above, termination may also be effected by serving notice on the liquidator, administrator or receiver, as the case may be.

4.2 No Release from Obligations under Additional Agreement. Notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall not relieve either Party from any obligation incurred under any Additional Agreement unless otherwise mutually agreed by the Parties.

SECTION 5

LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR RELIANCE DAMAGES, LOSSES OR EXPENSES (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT) RELATING TO OR ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, AND WHETHER BASED ON CONTRACT, TORT, EQUITY OR ANY OTHER THEORY OF LIABILITY WHATSOEVER, EVEN IF THE OTHER PARTY WAS NOTIFIED OR OTHERWISE AWARE OF THE POSSIBILITY OF SUCH DAMAGES, LOSSES OR EXPENSES.

SECTION 6

CONFIDENTIALITY

6.1 Confidentiality. The terms and conditions of the Confidentiality Agreement are hereby incorporated by reference in their entirety.

SECTION 7

ARBITRATION

7.1 Arbitration Rules. Any dispute, controversy or claim arising out of or relating to this Agreement, or to the interpretation, performance, breach, termination or invalidity hereof, shall be resolved by binding arbitration in accordance with the then-current commercial rules of the American Arbitration Association. The arbitration will be conducted in Santa Clara, California. The number of arbitrators will be three, who will constitute the “arbitral panel”. Each of the Parties may designate one arbitrator and the two arbitrators so designated by the Parties shall designate the third arbitrator, who shall be the chairman of the panel. In the event that either Party fails to designate an arbitrator by the thirtieth (30th) day after the Arbitration Commencement Date (as defined below), the other Party may request that the American Arbitration Association appoint an arbitrator on behalf of such Party. If the two arbitrators appointed by or on behalf of the Parties cannot agree on the third arbitrator within thirty (30) days after this appointment, then the American Arbitration Association shall appoint the third arbitrator.

7.2 Commencement of Arbitration. The arbitration will begin on the date on which the notice of demand for arbitration is received by the responding Party (the “Respondent”) in the manner provided in Section 8.15 hereof (“Arbitration Commencement Date”). The notice of demand for arbitration will include the following:

(i) a demand that the dispute be submitted to arbitration;

(ii) the names and domiciles of the Parties;

(iii) a reference to this Agreement and this arbitration provision; and

(iv) a summary of the claim being submitted to arbitration and a statement of the amount being claimed.

7.3 Arbitration Procedures. The Respondent will have thirty (30) days from the Arbitration Commencement Date to respond to the demand. The arbitral panel will provide notice to the Parties at least sixty (60) days in advance of the date on which the hearing will be conducted for the purpose of presenting evidence and arguments, which notice shall indicate the date and time for hearing. The hearing will be commenced within one-hundred twenty (120) days of the selection of the arbitral panel, and will be completed within twenty (20) days unless the arbitral panel determines that a longer period is required. At least ten (10) days prior to the date of the hearing, the Parties will deliver to the arbitral panel: (i) the names and addresses of any witness that they intend to present together with an affidavit or declaration under penalty of perjury, duly signed by each witness, which will detail the content of his or her testimony; (ii) the documents that will be submitted at the hearing; and (iii) a description of any other evidence to be presented in the arbitration. The Parties agree to continue performing their respective obligations under this Agreement and any other agreement between them during the resolution of any dispute submitted to arbitration hereunder, unless ordered otherwise by a court of competent jurisdiction or the arbitral panel. All decisions of the arbitral panel shall be by majority vote.

7.4 Injunctive Relief. The Parties expressly agree that prior to the selection of the arbitral panel, nothing in this Agreement shall prevent the Parties from applying to a court that would otherwise have jurisdiction for provisional or interim measures, including specific performance hereunder pending the arbitral award. After the arbitral panel is selected, it shall have sole jurisdiction to hear such applications.

7.5 Final Award. The arbitral panel’s award will be issued no later than thirty (30) days after the conclusion of the arbitration hearing. The arbitral panel will issue its decision in writing, and shall set forth the reasons for its decision and any award made in favor of any of the Parties appearing before it. The award of the arbitral panel will be final and binding, without additional recourse, and will be the exclusive remedy of the Parties for all claims, counterclaims, issues or accountings presented or pleaded to the arbitral panel.

7.6 Enforcement. Judgement upon the arbitral award may be entered in any court of competent jurisdiction. Any additional costs, fees or expenses incurred in enforcing the arbitral award shall be charged against the Party that resists its enforcement.

SECTION 8

GENERAL

8.1 Governing Law. This Agreement shall be interpreted, and the rights and liabilities of the Parties hereto determined, in accordance with the laws of the State of California applicable to agreements executed, delivered and performed within such State, without regard to the principles of conflicts of laws thereof.

8.2 Force Majeure. Neither Zhone nor Solectron shall be in default or liable for any delay or failure to comply with this Agreement due to any act of nature, public enemy, government action, supplier shortages or freight embargo beyond the control of the defaulting Party, and the defaulting Party shall provide the non-defaulting Party immediate notice of any such anticipated delay or failure of compliance; provided, however, that any such act shall not relieve the defaulting Party’s obligations hereunder and such Party hereby agrees to perform its obligations as soon as practicable after the conditions causing such delay or failure have subsided. If such delay shall continue for more than ninety (90) Days, the Party injured by the inability of the other to perform shall have the right upon written notice to either (a) terminate this Agreement or (b) treat this Agreement as suspended during the delay and reduce any commitment for the duration of the delay.

8.3 Trademarks. Except as otherwise specifically provided in this Agreement or in any applicable Additional Agreement, nothing in this Agreement gives either Party a right to use the other Party’s name, trademark(s) or trade name(s), directly or indirectly, without such other Party’s prior written consent, except as may be required by applicable law or court order.

8.4 Assignment. Neither Party may assign, sell or transfer any rights or duties under this Agreement, except to an Affiliate of such Party, without the prior written approval of the other Party.

8.5 Severability. If any of the provisions of the Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the remaining portions of this Agreement shall remain in full force and effect.

8.6 Compliance with Law. In the performance of this Agreement, Solectron and Zhone shall respectively comply with the laws of the country or countries in which they do business under this Agreement including, but not limited to, those affecting price, production, purchase, sale, use and export of Products, environmental and labor laws.

8.7 Failure to Enforce. The failure of either Party to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of such Party to enforce each and every provision in the future.

8.8 Agency. This Agreement does not create a principal to agent, employer to employee, partnership, joint venture, or any other relationship except that of independent contractors between Solectron and Zhone.

8.9 Survival. The provisions set forth in Sections 5, 6, 7 and 8 shall survive and continue after any expiration, termination or cancellation of this Agreement and shall remain in effect until fulfilled and apply to respective successors and assigns.

8.10 Amendments. This Agreement may only be amended by a writing signed by authorized representatives of each of the Parties. To be effective, such amendments must specifically refer to this Agreement.

8.11 Complete Agreement. This Agreement (including the Recitals), the Exhibits hereto and any applicable Additional Agreement (including in each case all exhibits and schedules thereto) set forth the complete agreement between the Parties on this subject and replace all prior or contemporaneous communications or agreements, written or oral, about this subject including without limitation the letter from Solectron to Zhone dated December 22, 1999. There are no other agreements, understandings, representations, or promises between the Parties with respect to the subject matter of this Agreement.

8.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

8.13 Notices. Except as otherwise provided herein, all notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile transmission to the Parties at the following addresses and facsimile numbers (or at such other addresses and facsimile numbers as shall be specified by like notice):

(i) if to Zhone, to:

Zhone Technologies, Inc.

7677 Oakport Street, Suite 1040

Oakland, CA 94621

Attention: President

Facsimile: (510) 777-7010

with a copy to:

Latham & Watkins

701 B Street, Suite 2100

San Diego, CA 92101

Attention: Scott N. Wolfe, Esq.

Facsimile: (619) 696-7419

(ii) if to Solectron, to:

Solectron Corporation

847 Gibraltar Drive, Building 5

Milpitas, CA 95035

Attention: CFO and Legal Department

Facsimile: (408) 956-6059

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention: Nevan C. Elam, Esq.

Facsimile: (650) 461-5375

Any notice given by mail shall be effective when received. Any notice given by facsimile transmission shall be effective when the appropriate facsimile transmission acknowledgment is received.

8.14 No Third Party Beneficiary. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any third party, other than the Parties and their Affiliates and such permitted successors and assigns, any legal or equitable rights hereunder.

IN WITNESS WHEREOF, this Strategic Alliance Agreement has been signed on behalf of each of the Parties hereto as of the date first above written.

ZHONE TECHNOLOGIES, INC.		SOLECTRON CORPORATION

By:	/s/ Ebrahim Abbasi	By:
	Name: Ebrahim Abbasi		Name:
	Title: VP Operations		Title:

Exhibits:

A:	Form of Asset Purchase Agreement
B:	Form of Warrant
C:	Form of Supply Agreement

IN WITNESS WHEREOF, this Strategic Alliance Agreement has been signed on behalf of each of the Parties hereto as of the date first above written.

ZHONE TECHNOLOGIES, INC.		SOLECTRON CORPORATION

By:		By:	/s/ Susan Wang
	Name:		Name: Susan Wang
	Title:		Title: SR. VP, CFO & SECRETARY

Exhibits:

A:	Form of Asset Purchase Agreement
B:	Form of Warrant
C:	Form of Supply Agreement

Exhibit A: Form of Asset Purchase Agreement

Exhibit B: Form of Warrant

Exhibit C: Form of Supply Agreement